SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 4, 2004

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1021 Howard Avenue

San Carlos, CA 94070

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 628-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                                       OTHER EVENTS.

On November 4, 2004, Conceptus Inc. issued a press release announcing that the Centers for Medicare and Medicaid Services (CMS) has released the Final Rule for the 2005 Physician Fee Schedule, which provides for a national physician payment for Essure® procedures performed in office.   Text of the press release follows:

SAN CARLOS, Calif. (November 4, 2004) – Conceptus, Inc. (Nasdaq: CPTS) announced today that the Centers for Medicare and Medicaid Services (CMS) has released the Final Rule for the 2005 Physician Fee Schedule, which provides for a national physician payment of $2,198.34 for Essure® procedures performed in office.  Physician payment for Essure procedures performed in hospitals has been set at $458.94.  By comparison, tubal ligation, the current standard of care for female sterilization, has a national CMS 2005 physician procedure payment of  $361.16.  Commercial carriers may defer to these payment levels when negotiating their own physician fee schedules for the procedure, but it is expected that private payer values will be higher.

CMS also released today their 2005 OPPS final rule, which assigns hospital outpatient amounts for procedures.  CPT 58565 was assigned to APC 202 with a 2005 payment level of $2,260.37.  This value is consistent with payments by CMS to hospitals when they are performing a laparoscopic tubal ligation, normally performed in a higher cost hospital operating room.

The new code is expected to facilitate physician billing and reimbursement for the Essure procedure, allowing greater patient access to this important advance in female sterilization. Specifically, given the 2005 payment levels for tubal ligation compared with those assigned to hysteroscopic sterilization, physicians may now choose the Essure procedure on the merits of its clinical benefits with less regard for the previous reimbursement disparities.

“This reimbursement value exceeds our expectations and is a major step along the road to establishing Essure as the standard of care for permanent female sterilization,” commented Mark Sieczkarek, President and CEO of Conceptus.  “Physicians tell us in our market research that reimbursement is the biggest hurdle to increased utilization of Essure and the availability of our CPT code and a favorable reimbursement is a definite step in removing that hurdle.”

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.   Essure is 99.80% effective after three years of follow-up.

ABOUT CONCEPTUS

Conceptus, Inc. manufactures and markets Essure, an innovative medical device and procedure, designed to provide a nonincisional alternative to tubal ligation, which is the leading form of birth control worldwide.  The availability of Essure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties.  CPT reimbursement values, physician utilization, and clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements.  Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC.
(Registrant)

	By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Treasurer
and Chief Financial Officer

Dated: November 5, 2004